Exhibit 4.50

Equity Transfer Framework Agreement

By and between

ChinaCache Xin Run Technology (Beijing) Co., Limited.

and

People.cn CO., LTD

In respect of

100% Equity of Beijing Shuoge Technology Co., Ltd.

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This Agreement was entered into on December 29, 2017 and the place of performance of the Contract is Shunyi District, Beijing.

Party A: ChinaCache Xin Run Technology (Beijing) Co., Limited., with its registered address at: Building 1 and Building 2, No.1 Zhuyuan 4th Street, Shunyi District, Beijing (F/3, Building 1, Tianzhu Comprehensive Bonded Zone); legal representative: WANG Song.

Party B: People.cn CO., LTD, with its registered address at: No. 234, Block B, No. 28, Xinjiekouwai Avenue, Xicheng District, Beijing; legal representative: YE Zhenzhen.

Party C: Beijing Shuoge Technology Co., Ltd., with its registered address at: Room 002, F/1, Building 2, Yard No. 8, Zhuyuan 3rd Street, Shunyi District, Beijing (Tianzhu Comprehensive Bonded Zone); legal representative: YING Huiling.

Whereas:

1. On August 28, 2013, Party A and Party B executed a “Framework Agreement for the Transfer of the Computer Room Building” and the “Agreement on the Termination of the Framework Agreement for the Transfer of the Computer Room Building” on April 9, 2014. The “Framework Agreement for the Transfer of the Computer Room Building” and the "Memorandum on the Transfer of the Computer Room Building" were re-executed on April 10, 2014. The "Agreement on Payments" was executed on April 11, 2014, and the "Agreement on Payments" was executed on January 26, 2015. Pursuant to the above-mentioned series of agreements, Party A would transfer to Party B a to-be-constructed-and-developed computer room building (including equipment inside the building) and the corresponding land use rights (hereinafter referred to as “real estate”) located at the A-05-① plot of Tianzhu Comprehensive Bonded Zone, Shunyi District, Beijing, while Party B agrees to purchase the said Computer Room Building. By the end of 2017, the relevant assets of the Computer Room Building were being put into Party C and the parties concerned have not yet completed the actual delivery of the entire property rights;

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2. Party C is a wholly-owned subsidiary with Party A holding 100% equity;

3. Party C has now obtained the “House Ownership Certificate” and “State-owned Land Use Certificate” of Building 3 located at Yard No. 8, Street 3, Tianzhuyuan, Shunyi District, Beijing, and enjoys all the rights and interests of the property and the corresponding land. The property has a construction area of 10,247.94 square meters.

4. Party A and Party B negotiate and agree: Party A will inject all the assets of the Computer Room Building involved in the Framework Agreement and the Memorandum into Party C, and Party A will transfer Party C's 100% equity to Party B as the implementation of the Framework Agreement of Party A and Party B in 2014.

The three parties have agreed on the relevant issues and executed this Agreement as follows:

1. Determination of Equity Transfer Price

The two parties confirmed that the final equity transfer price is determined by the appraisal value specified in the Overall Equity Valuation Report of Party C issued by ZhongHe Appraisal Co., Ltd. for the purpose of the transaction, and the price will become effective after being filed with the State-owned Assets Supervision and Administration Department. Both parties confirmed that when the appraisal value exceeds 500 million yuan, the maximum transfer price will not exceed 500 million yuan.

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2. Payment of Equity Transfer Price

2.1 If the final equity transfer price is higher than 325 million yuan, pay as per the following time limits and conditions:

2.1.1 Payment of the first equity transfer price: Party B has paid Party A an advance payment of 325 million yuan on the basis of the Framework Agreement and the relevant prepayment agreements prior to the signing of this Agreement. The advance payment will, upon the effectiveness of this Agreement, be automatically transferred to Party A as the payment of the first equity transfer price made by Party B; the breakdown of the advance payment of 325 million yuan is as follows:

(1) On September 6, 2013, People.cn paid 75 million yuan in advance;

(2) On April 18, 2014, People.cn paid 150 million yuan in advance; and

(3) On January 30, 2015, People.cn paid 100 million yuan in advance.

2.1.2 Payment of the second equity transfer price: Party B shall pay Party A the second equity transfer price within 3 business days after the assessment report of this transaction filed with the Ministry of Finance and the approval of the Board of Directors of Party B. The second equity transfer price shall be paid up to 85% of the total equity transfer price;

2.1.3 Payment of the third equity transfer price: Party B shall pay the 10% of the equity transfer price prior to the closing date. The closing date is the date on which Party A and Party B consummate the equity transfer in accordance with the formal Equity Transfer Agreement.

2.1.4 Payment of the fourth equity transfer price: One year after the closing, if there is no major quality problem in the overall project and equipment of the Computer Room Building, Party B shall pay the remaining 5% equity transfer price.

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2.2 When the assessment price is less than 325 million yuan, if both parties confirm the continuation of the transaction, Party A shall return the difference to Party B within 30 days after the assessment report has been put into effect upon filing. If both parties fail to sign a formal agreement on the transfer of equity within 30 days after the assessment report becomes effective, this transaction will be automatically cancelled. Party A and Party B shall implement in accordance with Article 5.1 of the Agreement.

3. Rights and Obligations of Each Party

3.1 Party A provides a detailed list of the assets involved in this transaction as an annex to this Agreement.

3.2 Party A establishes the mortgage security for Party B with the assets in the list agreed in Article 3.1 and cooperates with Party B to complete the mortgage registration within a reasonable period of time at the request of Party B.

3.3 Party B shall pay the funds in each period pursuant to the Agreement.

3.4 Party A and Party C shall complete the legal procedures for injecting the assets in the list agreed in the Article 3.1 into Party C by September 30, 2018. Party A guarantees that the property rights of the Computer Room Building owned by Party C at that time are good title and that the equipment assembly will be able to meet all the conditions for the normal operation of the Computer Room Building, as well as promises that all the assets owned by Party C will not be mortgaged, pledged and encumbered by other third party rights (except for the mortgage guarantee set up for Party B).

3.5 Both parties shall execute the formal Equity Transfer Agreement on the basis of the equity transfer agreement model (see the Annex) within 5 working days after the evaluation report is filed with the State-owned Assets Supervision and Administration Department and becomes effective. The parties agree that, in accordance with the actual situation at the time of executing the agreement, the three parties may make amendments to the Equity Transfer Agreement that do not affect the commercial nature and do not harm the interests of the parties.

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4. Closing Time and Closing Method

The specific time and place of closing and issues related shall be determined by the two parties in the formal Equity Transfer Agreement.

5. Termination

5.1 If Party A and Party B negotiate consensually that the transaction is terminated or an automatic termination as stipulated in Article 2.2 occurs, Party A shall refund Party B's prepayments and pay fees for occupying the funds at 5% annual interest rate according to the actual occupying period.

6. Overdue Liability

6.1 If Party B fails to pay the funds in due time, Party B shall pay Party A the interest at the bank loan interest rate for the same period on the first day of each extension starting from the due date of payment to the actual payment date.

6.2 If Party A fails to complete the matters specified in Articles 2.2, 3.2 and 3.4 on time, Party A shall pay Party B the interest at the bank loan interest rate for the same period on the first day of each extension based on the occupied amount and overdue time by Party A. If two or more of the above breaches coexist, Party A will only bear the single default liability for the one with the longest delay time. However, if Party B exercises relevant rights in accordance with Article 5.1, this Article does not apply and Party A shall not bear the responsibility for breach of contract under this Article.

6.3 In addition to the foregoing, if any party fails to perform the obligations under the Agreement on time, it shall bear the corresponding liability for breach of contract, and the defaulting party shall compensate the actual losses suffered by the observing party.

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7. Applicable Law and Dispute Resolution

7.1 This Agreement shall be governed by and construed in accordance with the laws of China.

7.2 Any disputes or discrepancy between the parties arising from this Agreement shall be resolved as far as possible in an amicable manner. Should the parties fail to negotiate a settlement, either party may file a lawsuit with the court in the place where the contract is executed for the dispute or discrepancy.

7.3 This contract was signed in Chaoyang District, Beijing.

8. Miscellaneous

8.1 The original of this Agreement is made in six copies and each party holds two copies. Each copy has the same legal validity.

8.2 This Agreement shall be signed by the legal representatives or their authorized representatives of Party A, Party B and Party C, and be affixed with an official seal respectively and shall be effective upon approval by the Board of Directors of Party B.

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Party A (official seal):

方（盖章）：

Legal representative or authorized agent (signature)

定代表人或授权代表（签署）：

Date:

期：

Party B (official seal):

方（盖章）：

Legal representative or authorized agent (signature)

定代表人或授权代表（签署）：

Date:

期：

Party C (official seal):

方（盖章）：

Legal representative or authorized agent (signature)

定代表人或授权代表（签署）：

Date:

期：

Party A (official seal): Legal representative or authorized agent (signature) Date: Party B (official seal): Legal representative or authorized agent (signature) Date: Party C (official seal): Legal representative or authorized agent (signature) Date:

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